EXHIBIT 99.1

NEWS	FOR IMMEDIATE RELEASE

THE FIRST AMERICAN CORPORATION REPORTS

FINANCIAL RESULTS FOR THE SECOND QUARTER OF 2007

—Reports Loss per Diluted Share of 68 Cents After Significant Reserve Strengthening—

SANTA ANA, Calif., Aug. 2, 2007 – The First American Corporation (NYSE: FAF), America’s largest provider of business information, today announced financial results for the second quarter and six months ended June 30, 2007.

Total revenues for the second quarter of 2007 were $2.2 billion, essentially unchanged from the second quarter of 2006. Net loss was $66.0 million in the second quarter of 2007, compared with net income of $25.5 million in the second quarter of 2006. Loss per diluted share was 68 cents in the second quarter of 2007, versus earnings per share of 26 cents in the second quarter of the prior year. The results for the current quarter include a reserve-strengthening adjustment of $243.6 million, $158.3 million net of tax, or $1.64 per diluted share, due to adverse claims development for policy years prior to 2007. Included also in the current quarter were pretax losses of $27.6 million, or 18 cents per diluted share, related to asset write downs and the consolidation of selected title branches.

Title Insurance Loss Provision

The company recorded a provision for title policy losses and other claims of $342.1 million and $439.1 million during the three and six months ended June 30, 2007, respectively. The provision included a reserve-strengthening adjustment, which reflects a change in estimate for expected ultimate losses, primarily from policy years 2004 through 2006. The change in estimate resulted primarily from higher than expected claims experienced for those policy years during the first half of 2007. These increases were substantially driven by the adverse market conditions that developed during 2007 in the real estate market, including a significant increase in defaults, foreclosures and mortgage fraud. Given the increase in claims frequency that became apparent during the quarter management now expects that ultimate losses for policy years 2004 through 2006 will be significantly higher than anticipated.

Management is taking action to address the adverse claims development by enhancing efforts to: 1) review and monitor the claims experience of selected lender-oriented national agents and to cancel or modify underwriting agreements where appropriate, 2) analyze the claims experience of certain products and modify the terms and conditions where appropriate and 3) improve the underwriting and claims settlement process.

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First American Reports Financial Results for the Second Quarter 2007

“The increase in the title insurance loss provision was disappointing, but necessary, as higher than expected claims caused us to strengthen our reserves,” stated Parker S. Kennedy, chairman and chief executive officer of The First American Corporation. “The Title Insurance segment continues to focus on margin improvement by centralizing certain administrative activities, reducing headcount and consolidating selected title branches. Our other segments had reasonably good results in light of the challenging real estate economy.”

Segment Review

Title Insurance. During the second quarter of 2007, operating revenues in the Title Insurance segment declined 5 percent to $1.5 billion from $1.6 billion in the same quarter of 2006, a result of declining mortgage originations, offset in part by an increase in revenues contributed by default, national lenders, commercial and international activity, as well as $16.0 million from new acquisitions. Average revenue per direct title order increased to $1,695, or 1 percent relative to the second quarter of 2006. The company’s direct operations closed 482,900 title orders for the second quarter of 2007, essentially unchanged, when compared with 484,700 title orders closed in the second quarter of 2006.

Direct premiums made up approximately 55 percent of the total title premiums for the second quarter of 2007, compared with 52 percent in the same quarter of 2006.

Improvements in treasury practices resulted in a 39 percent increase in investment income during the second quarter of 2007, to $66.8 million, up from $48.1 million in the prior year.

Salary and other personnel costs increased by 3 percent, compared with the second quarter of 2006. The increase includes $3.7 million of employee separation costs related to the company’s restructuring of certain title branches, as well as $10.1 million due to new acquisitions. Other operating expenses increased 5 percent, compared with the second quarter of 2006. The increase includes $3.7 million of costs related to the company’s consolidation of selected title facilities, as well as $4.3 million due to new acquisitions.

Specialty Insurance. Total revenues at First American’s Specialty Insurance segment grew 1 percent in the second quarter of 2007, compared with the second quarter of 2006, to $82.2 million. Pretax profits were down 9 percent in the second quarter of this year to $13.5 million, compared with the second quarter last year, due in part to an increase in the average cost per claim and growth of operations in new states.

Mortgage Information. The Mortgage Information segment experienced a 5 percent decline in revenue, to $132.9 million, in the second quarter of 2007, compared with $139.8 million in the second quarter of 2006. The decline was primarily a result of a decrease in mortgage originations and

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First American Reports Financial Results for the Second Quarter 2007

an increase in the estimated servicing life of the tax service loan portfolio due to a slowdown in prepayment speeds. Pretax profits during the quarter decreased 14 percent, to $28.2 million, from $32.6 million in the second quarter of 2006.

Property Information. During the second quarter of 2007, the Property Information segment grew its total revenues 45 percent versus the second quarter of 2006. Total revenues were positively affected by an increase in the appraisal business, which grew by 115 percent, and the addition of incremental revenues from the CoreLogic transaction. Pretax profits increased 17 percent in the second quarter of 2007, compared with the second quarter last year.

First Advantage. During the second quarter of 2007, First Advantage Corporation (NASDAQ: FADV) increased its service revenues 8 percent, compared with the second quarter of 2006. Pretax profits increased $1.4 million, compared with the second quarter of last year. First American owns shares of Class B common stock, representing a 75 percent economic interest in First Advantage.

Dividend Declaration

First American’s board of directors declared a regular quarterly cash dividend of 22 cents per common share. The cash dividend is payable on Oct. 15, 2007, to shareholders of record as of Sept. 28, 2007. First American has paid a cash dividend for each of the last 98 years.

Share Repurchase Program

Year-to-date, the company has repurchased 3.9 million shares of its common stock at a total cost of $193.6 million. Under the share repurchase program, which has no expiration date, the company has the authority to repurchase additional shares totaling $172.7 million.

Outlook

Management’s outlook for 2007 contemplates a continued slowdown in housing activity impacting the company’s title, tax monitoring and flood certification businesses. Given this outlook, management of these businesses will focus on expense management. The company expects 2007 to be a transition year, as actions are taken to improve the company’s pretax margins in future years.

Teleconference/Webcast

First American’s second quarter results will be discussed in more detail on Thursday, Aug. 2, 2007, at 11 a.m. EDT, via teleconference. The dial-in number is (888) 955-3516 and the pass code is FIRST AMERICAN. The live audio webcast of the call and copies of the slide presentation will be available on First American’s Web site at www.firstam.com/investor. An audio replay of the conference call will be available through Aug. 10, 2007, by dialing (203) 369-1885. An audio archive of the call will also be available for replay on First American’s Web site.

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First American Reports Financial Results for the Second Quarter 2007

About First American

The First American Corporation (NYSE: FAF), a FORTUNE 500® company that traces its history to 1889, is America’s largest provider of business information. First American combines advanced analytics with its vast data resources to supply businesses and consumers with valuable information products to support the major economic events of people’s lives, such as getting a job, renting an apartment, buying a car or house, securing a mortgage and opening or buying a business. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within five primary business segments, including: Title Insurance and Services, Specialty Insurance, Mortgage Information, Property Information and First Advantage. With revenues of approximately $8.5 billion in 2006, First American has approximately 2,100 offices throughout the United States and abroad. More information about the company and an archive of its press releases can be found at www.firstam.com.

Forward-Looking Statements

Certain statements made in this press release related to housing activity, defaults and foreclosures and revenue in the company’s title, tax monitoring and flood certification businesses are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These and other forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” and other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; limitations on access to public records and other data; general volatility in the capital markets; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s Title Insurance and Services segment and certain other of the company’s businesses; consolidation among the company’s significant customers and competitors; changes in the company’s ability to integrate businesses which it acquires; systems interruptions and intrusions; the company’s inability to realize the benefits of its offshore strategy; product migration; and other factors described in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended Dec. 31, 2006, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

(Additional Financial Data Follows)

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First American Reports Financial Results for the Second Quarter 2007

Summary of Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2007	2006	2007		2006
Total revenues	$2,158,315	$2,167,788	$4,288,811		$4,170,972

(Loss) income before income taxes and minority interests	$(79,960)	$74,019	$100,458		$209,049
Income taxes (benefit) provision	$(39,765)	$25,300	$19,674		$73,900
Minority interests	$25,801	$23,243	$62,993		$41,873

Net (loss) income	$(65,996)	$25,476	$17,791		$93,276

Net (loss) income per share:
Basic	$(0.68)	$0.26	$0.18		$0.97
Diluted	$(0.68)	$0.26	$0.18		$0.94
Weighted average shares outstanding:
Basic	96,377	96,563	96,563		96,212
Diluted	96,377	99,170	98,384		99,023
Title orders opened	660,900	663,600	1,376,400	(A)	1,252,800
Title orders closed	482,900	484,700	941,800	(A)	910,700

(A)	Includes 35,300 title orders opened and 900 title orders closed associated with a government program established to help Louisiana residents recover from the impact of Hurricane Katrina. The program has been modified by the government, and the company does not anticipate this order volume to continue.

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First American Reports Financial Results for the Second Quarter 2007

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	June 30 2007	December 31 2006
Assets
Cash and cash equivalents	$1,064,970	$1,404,884

Accounts and accrued income receivable, net	644,570	557,957

Investments:
Deposits with savings and loan associations and banks	123,273	111,875
Debt securities	1,265,888	1,185,915
Equity securities	56,527	53,988
Other long-term investments	552,584	578,738

	1,998,272	1,930,516

Loans receivable, net	114,747	101,641

Property and equipment, net	792,945	741,691

Title plants and other indexes	616,867	585,794

Deferred income taxes	195,658	43,890

Goodwill	2,532,697	2,307,384

Other intangible assets, net	356,338	275,992

Other assets	285,171	274,536

	$8,602,235	$8,224,285

Liabilities and Stockholders’ Equity
Demand deposits	$749,275	$806,326
Accounts payable and accrued liabilities	1,105,868	1,045,146
Deferred revenue	735,643	753,466
Reserve for known and incurred but not reported claims	1,256,221	936,989
Income taxes payable	3,442	20,265
Notes and contracts payable	893,317	847,991
Deferrable interest subordinated notes	100,000	100,000

	4,843,766	4,510,183

Minority interests in consolidated subsidiaries	649,843	512,049

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par value
Authorized—500,000 shares; outstanding—none
Common stock, $1 par value
Authorized—180,000,000 shares
Outstanding—95,760,000 and 96,484,000 shares	95,760	96,484
Additional paid-in capital	917,090	983,421
Retained earnings	2,264,736	2,297,432
Accumulated other comprehensive loss	(168,960)	(175,284)

	3,108,626	3,202,053

	$8,602,235	$8,224,285

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First American Reports Financial Results for the Second Quarter 2007

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2007	2006	2007	2006
Revenues
Operating revenues	$2,083,261	$2,100,413	$4,067,101	$4,052,386
Investment and other income	88,070	60,016	170,006	110,103
Gain on stock issued by subsidiary	7,092	7,276	9,303	8,436
Net realized investment (losses) gains	(20,108)	83	42,401	47

	2,158,315	2,167,788	4,288,811	4,170,972

Expenses
Salaries and other personnel costs	675,708	639,195	1,323,004	1,280,580
Premiums retained by agents	528,573	590,531	1,080,768	1,183,005
Other operating expenses	548,428	499,209	1,058,708	935,941
Provision for policy losses and other claims	386,988	280,360	527,126	396,104
Depreciation and amortization	61,198	50,525	124,614	98,658
Premium taxes	17,910	17,507	35,396	34,966
Interest	19,470	16,442	38,737	32,669

	2,238,275	2,093,769	4,188,353	3,961,923

(Loss) income before income taxes and minority interests	(79,960)	74,019	100,458	209,049
Income taxes (benefit) provision	(39,765)	25,300	19,674	73,900

(Loss) income before minority interests	(40,195)	48,719	80,784	135,149
Minority interests	25,801	23,243	62,993	41,873

Net (loss) income	(65,996)	25,476	17,791	93,276

Other comprehensive (loss) income, net of tax
Unrealized (loss) gains on securities	(2,594)	(4,148)	1,920	(6,770)
Minimum pension liability adjustment	4,404	—	4,404	—

	1,810	(4,148)	6,324	(6,770)

Comprehensive (loss) income	$(64,186)	$21,328	$24,115	$86,506

Net (loss) income per share:
Basic	$(0.68)	$0.26	$0.18	$0.97

Diluted	$(0.68)	$0.26	$0.18	$0.94

Weighted average number of shares:
Basic	96,377	96,563	96,563	96,212

Diluted	96,377	99,170	98,384	99,023

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First American Reports Financial Results for the Second Quarter 2007

Segment Information

(in thousands, except percentages)

(unaudited)

	For the Three Months Ended June 30
	Total revenues		Pretax (A)		Margins
	2007	2006	2007	2006	2007	2006
Financial Services
Title Insurance and Services	$1,542,700	$1,602,107	$(151,744)	$(14,790)	-9.8%	-0.9%
Specialty Insurance	82,232	81,667	13,523	14,817	16.4%	18.1%

	$1,624,932	$1,683,774	$(138,221)	$27	-8.5%	0.0%

Information Technology
Mortgage Information	$132,872	$139,805	$28,208	$32,626	21.2%	23.3%
Property Information	218,361	150,702	45,545	39,062	20.9%	25.9%
First Advantage	221,901	205,847	32,162	30,757	14.5%	14.9%

	$573,134	$496,354	$105,915	$102,445	18.5%	20.6%

	For the Six Months Ended June 30
	Total revenues		Pretax (A)		Margins
	2007	2006	2007	2006	2007	2006
Financial Services
Title Insurance and Services	$2,999,128	$3,065,826	$(95,760)	$64,047	-3.2%	2.1%
Specialty Insurance	162,868	160,315	25,488	26,846	15.6%	16.7%

	$3,161,996	$3,226,141	$(70,272)	$90,893	-2.2%	2.8%

Information Technology
Mortgage Information	$263,819	$276,374	$57,445	$61,107	21.8%	22.1%
Property Information	495,545	290,161	163,624	69,713	33.0%	24.0%
First Advantage	439,098	400,436	52,067	54,949	11.9%	13.7%

	$1,198,462	$966,971	$273,136	$185,769	22.8%	19.2%

(A)—(Loss) income before income tax, minority interest and corporate expenses

Contact:

Mark E. Seaton

Director of Investor Relations

The First American Corporation

(714) 250-4264 • mseaton@firstam.com

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